Exhibit 4(a)

This instrument was prepared by:
Paul I. Cutler
Florida Power & Light Company
700 Universe Boulevard
Juno Beach, Florida 33408

FLORIDA POWER & LIGHT COMPANY

to

DEUTSCHE BANK TRUST COMPANY AMERICAS

(formerly known as Bankers Trust Company)

As Trustee under Florida Power & Light
Company's Mortgage and Deed of Trust,
Dated as of January 1, 1944.

One Hundred Sixth Supplemental Indenture and Mortgage

Relating to the Purchase of Interest in Property in New Hampshire

Dated as of September 1, 2004

This Supplemental Indenture and Mortgage has been executed in several counterparts, all of which constitute but one and the same instrument.

ONE HUNDRED SIXTH SUPPLEMENTAL INDENTURE AND MORTGAGE

INDENTURE AND MORTGAGE, dated as of the 1st day of September, 2004, made and entered into by and between Florida Power & Light Company, a corporation of the State of Florida, whose post office address is 700 Universe Boulevard, Juno Beach, Florida 33408 (hereinafter sometimes called FPL), and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), a corporation of the State of New York, whose post office address is 60 Wall Street, 27th Floor, New York, New York 10005 (hereinafter called the Trustee), as the one hundred sixth supplemental indenture and mortgage (hereinafter called the One Hundred Sixth Supplemental Indenture and Mortgage) to the Mortgage and Deed of Trust, dated as of January 1, 1944 (hereinafter called the Mortgage), made and entered into by FPL, the Trustee and The Florida National Bank of Jacksonville, as Co-Trustee (now resigned), the Trustee now acting as the sole trustee under the Mortgage, which Mortgage was executed and delivered by FPL to secure the payment of bonds issued or to be issued under and in accordance with the provisions thereof, reference to which Mortgage is hereby made, this One Hundred Sixth Supplemental Indenture and Mortgage being supplemental thereto;

Whereas, by an instrument, dated as of April 15, 2002, filed with the Banking Department of the State of New York, Bankers Trust Company effected a corporate name change pursuant to which, effective such date, it is known as Deutsche Bank Trust Company Americas; and

Whereas, Section 120 of the Mortgage provides, among other things, that any power, privilege or right expressly or impliedly reserved to or in any way conferred upon FPL by any provision of the Mortgage, whether such power, privilege or right is in any way restricted or is unrestricted, may be in whole or in part waived or surrendered or subjected to any restriction if at the time unrestricted or to additional restriction if already restricted, and FPL may enter into any further covenants, limitations or restrictions for the benefit of any one or more series of bonds issued thereunder, or FPL may cure any ambiguity contained therein, or in any supplemental indenture, or may establish the terms and provisions of any series of bonds other than said first series, by an instrument in writing executed and acknowledged by FPL in such manner as would be necessary to entitle a conveyance of real estate to be recorded in all of the states in which any property at the time subject to the Lien of the Mortgage shall be situated; and

Whereas, FPL has acquired certain interests in real property, fixtures and personal property within, associated with or otherwise related to the Seabrook 345 kv Substation located at Seabrook, New Hampshire as hereinafter more particularly described (the "Seabrook Substation Property"); and

Whereas, the execution and delivery by FPL of this One Hundred Sixth Supplemental Indenture and Mortgage has been duly authorized by the Board of Directors of FPL by appropriate resolutions of said Board of Directors;

Now, Therefore, This Indenture and Mortgage Witnesseth: That FPL, in consideration of the premises and of One Dollar to it duly paid by the Trustee at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, and in further evidence of assurance of the estate, title and rights of the Trustee and in order further to secure the payment of both the principal of and interest and premium, if any, on the bonds from time to time issued under the Mortgage, according to their tenor and effect, and the performance of all the provisions of the Mortgage (including any instruments supplemental thereto and any modification made as in the Mortgage provided) and of said bonds, hereby grants, bargains, sells, releases, conveys, assigns, transfers, mortgages, pledges, sets over and confirms (subject, however, to Excepted Encumbrances as defined in Section 6 of the Mortgage) unto Deutsche Bank Trust Company Americas, as Trustee under the Mortgage, and to its successor or successors in said trust, and to said Trustee and its successors and assigns forever, all of the properties described in Schedule "NH1" attached hereto and hereby made a part hereof; all property, real, personal and mixed, acquired by FPL after the date of the execution and delivery of the Mortgage (except any herein or in the Mortgage, as heretofore supplemented, expressly excepted), now owned (except any properties heretofore released pursuant to any provisions of the Mortgage and in the process of being sold or disposed of by FPL) or, subject to the provisions of Section 87 of the Mortgage, hereafter acquired by FPL and wheresoever situated, including (without in anywise limiting or impairing by the enumeration of the same the scope and intent of the foregoing) all lands, power sites, flowage rights, water rights, water locations, water appropriations, ditches, flumes, reservoirs, reservoir sites, canals, raceways, dams, dam sites, aqueducts, and all rights or means for appropriating, conveying, storing and supplying water; all rights of way and roads; all plants for the generation of electricity by steam, water and/or other power; all power houses, gas plants, street lighting systems, standards and other equipment incidental thereto, telephone, radio and television systems, air conditioning systems and equipment incidental thereto, water works, water systems, steam heat and hot water plants, substations, lines, service and supply systems, bridges, culverts, tracks, ice or refrigeration plants and equipment, offices, buildings and other structures and the equipment thereof; all machinery, engines, boilers, dynamos, electric, gas and other machines, regulators, meters, transformers, generators, motors, electrical, gas and mechanical appliances, conduits, cables, water, steam heat, gas or other pipes, gas mains and pipes, service pipes, fittings, valves and connections, pole and transmission lines, wires, cables, tools, implements, apparatus, furniture, chattels, and choses in action; all municipal and other franchises, consents or permits; all lines for the transmission and distribution of electric current, gas, steam heat or water for any purpose including towers, poles, wires, cables, pipes, conduits, ducts and all apparatus for use in connection therewith; all real estate, lands, easements, servitudes, licenses, permits, franchises, privileges, rights of way and other rights in or relating to real estate or the occupancy of the same and (except as herein or in the Mortgage, as heretofore supplemented, expressly excepted) all the right, title and interest of FPL in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property hereinbefore or in the Mortgage, as heretofore supplemented, described.

Together With all and singular the tenements, hereditaments and appurtenances belonging or in anywise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 57 of the Mortgage) the tolls, rents, revenues, issues, earnings, income, products and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which FPL now has or may hereinafter acquire in and to the aforesaid property and franchises and every part and parcel thereof.

It Is Hereby Agreed by FPL that, subject to the provisions of Section 87 of the Mortgage, all the property, rights, and franchises acquired by FPL after the date hereof (except any herein or in the Mortgage, as heretofore supplemented, expressly excepted) shall be and are as fully granted and conveyed hereby and as fully embraced within the Lien of the Mortgage, as if such property, rights and franchises were now owned by FPL and were specifically described herein and conveyed hereby.

Provided that the following are not and are not intended to be now or hereafter granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over or confirmed hereunder and are hereby expressly excepted from the Lien and operation of this One Hundred Sixth Supplemental Indenture and Mortgage and from the Lien and operation of the Mortgage, as heretofore supplemented, viz: (1) cash, shares of stock, bonds, notes and other obligations and other securities not hereafter specifically pledged, paid, deposited, delivered or held under the Mortgage or covenanted so to be; (2) merchandise, equipment, materials or supplies held for the purpose of sale in the usual course of business and fuel (including Nuclear Fuel unless expressly subjected to the Lien and operation of the Mortgage by FPL in a future Supplemental Indenture), oil and similar materials and supplies consumable in the operation of any properties of FPL; rolling stock, buses, motor coaches, automobiles and other vehicles; (3) bills, notes and accounts receivable, and all contracts, leases and operating agreements not specifically pledged under the Mortgage or covenanted so to be; (4) the last day of the term of any lease or leasehold which may hereafter become subject to the Lien of the Mortgage; (5) electric energy, gas, ice, and other materials or products generated, manufactured, produced or purchased by FPL for sale, distribution or use in the ordinary course of its business; all timber, minerals, mineral rights and royalties; (6) FPL's franchise to be a corporation; and (7) the properties already sold or in the process of being sold by FPL and heretofore released from the Mortgage and Deed of Trust, dated as of January 1, 1926, from Florida Power & Light Company to Bankers Trust Company and The Florida National Bank of Jacksonville, trustees, and specifically described in three separate releases executed by Bankers Trust Company and The Florida National Bank of Jacksonville, dated July 28, 1943, October 6, 1943 and December 11, 1943, which releases have heretofore been delivered by the said trustees to FPL and recorded by FPL among the Public Records of all Counties in which such properties are located; provided, however, that the property and rights expressly excepted from the Lien and operation of the Mortgage in the above subdivisions (2) and (3) shall (to the extent permitted by law) cease to be so excepted in the event and as of the date that the Trustee or a receiver or trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XIII of the Mortgage by reason of the occurrence of a Default as defined in Section 65 thereof.

To Have And To Hold all such properties, real, personal and mixed, granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over or confirmed by FPL as aforesaid, or intended so to be, unto Deutsche Bank Trust Company Americas, the Trustee, and its successors and assigns forever.

In Trust Nevertheless, for the same purposes and upon the same terms, trusts and conditions and subject to and with the same provisos and covenants as are set forth in the Mortgage, as heretofore supplemented, this One Hundred Sixth Supplemental Indenture and Mortgage being supplemental thereto.

And It Is Hereby Covenanted by FPL that all terms, conditions, provisos, covenants and provisions contained in the Mortgage shall affect and apply to the property hereinbefore described and conveyed and to the estate, rights, obligations and duties of FPL and the Trustee and the beneficiaries of the trust with respect to said property, and to the Trustee and its successors as Trustee of said property in the same manner and with the same effect as if said property had been owned by FPL at the time of the execution of the Mortgage, and had been specifically and at length described in and conveyed to said Trustee, by the Mortgage as a part of the property therein stated to be conveyed.

FPL further covenants and agrees to and with the Trustee and its successors in said trust under the Mortgage, as follows:

ARTICLE I

Mortgage Conditions

Section 1. The mortgage granted herein in the Seabrook Substation Property is upon the statutory conditions as defined in New Hampshire RSA Sec.477:29, and upon the further condition that all covenants and agreements of FPL contained herein and in the Mortgage (as hereinbefore defined) shall be kept and fully performed, for any breach of which the Trustee shall have the statutory power of sale as defined in New Hampshire RSA Sec.477:29.

ARTICLE II

Maximum Indebtedness

Section 2. The aggregate principal amount of bonds which may be secured by the lien of the Mortgage upon the Seabrook Substation Property located in New Hampshire shall be unlimited.

ARTICLE III

Miscellaneous Provisions

Section 3. Subject to the amendments provided for in this One Hundred Sixth Supplemental Indenture, the terms defined in the Mortgage, as heretofore supplemented, shall, for all purposes of this One Hundred Sixth Supplemental Indenture, have the meanings specified in the Mortgage, as heretofore supplemented.

Section 4. The Trustee hereby accepts the trust herein declared, provided, created or supplemented and agrees to perform the same upon the terms and conditions herein and in the Mortgage, as heretofore supplemented, set forth and upon the following terms and conditions:

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this One Hundred Sixth Supplemental Indenture and Mortgage or for or in respect of the recitals contained herein, all of which recitals are made by FPL solely. In general, each and every term and condition contained in Article XVII of the Mortgage, as heretofore amended, shall apply to and form part of this One Hundred Sixth Supplemental Indenture and Mortgage with the same force and effect as if the same were herein set forth in full with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this One Hundred Sixth Supplemental Indenture and Mortgage.

Section 5. Whenever in this One Hundred Sixth Supplemental Indenture and Mortgage either of the parties hereto is named or referred to, this shall, subject to the provisions of Articles XVI and XVII of the Mortgage, as heretofore amended, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this One Hundred Sixth Supplemental Indenture and Mortgage contained by or on behalf of FPL, or by or on behalf of the Trustee, or either of them, shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

Section 6. Nothing in this One Hundred Sixth Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the holders of the bonds and coupons Outstanding under the Mortgage, any right, remedy or claim under or by reason of this One Hundred Sixth Supplemental Indenture and Mortgage or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this One Hundred Sixth Supplemental Indenture and Mortgage contained by or on behalf of FPL shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the bonds and coupons Outstanding under the Mortgage.

Section 7. The Mortgage, as heretofore supplemented and amended and as supplemented hereby, is intended by the parties hereto, as to properties now or hereafter encumbered thereby and located within the State of Florida, Georgia and New Hampshire, to operate and is to be construed as granting a lien only on such properties and not as a deed passing title thereto.

Section 8. This One Hundred Sixth Supplemental Indenture and Mortgage shall be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

In Witness Whereof, FPL has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by its President or one of its Vice Presidents, and its corporate seal to be attested by its Secretary or one of its Assistant Secretaries for and in its behalf, and Deutsche Bank Trust Company Americas has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by one of its Vice Presidents or Assistant Vice Presidents, and its corporate seal to be attested by one of its Assistant Vice Presidents, one of its Assistant Secretaries or one of its Associates, all as of the day and year first above written.

Florida Power & Light Company

By:	/s/ K. Michael Davis

K. Michael Davis Vice President, Accounting, Controller and Chief Accounting Officer 9250 West Flagler Street Miami, FL 33102

Attest:

/s/ Paul I. Cutler

Paul I. Cutler Treasurer and Assistant Secretary 700 Universe Boulevard Juno Beach, FL 33408

Executed, sealed and delivered by Florida Power & Light Company in the presence of:

/s/ Lisa Schaen

/s/ Harold J. McCarthy

Deutsche Bank Trust Company Americas
As Trustee

By:	/s/ Wanda Camacho

Wanda Camacho Vice President 60 Wall Street, 27th Floor New York, NY 10005

Attest:

/s/ Irina Golovashchuk

Irina Golovashchuk Associate 60 Wall Street, 27th Floor New York, NY 10005

Executed, sealed and delivered by Deutsche Bank Trust Company Americas in the presence of:

/s/ Victor Carneiro

/s/ David J. Rocco

State of Florida

County of Miami-Dade SS.: SS:

On the 10th day of September, in the year 2004, before me personally came K. Michael Davis, to me known, who, being by me duly sworn, did depose and say that he resides at 1101 N.W. 115th Ave., Plantation, FL 33323; that he is the Vice President, Accounting, Controller and Chief Accounting Officer of Florida Power & Light Company, one of the corporations described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.

I Hereby Certify, that on this 10th day of September, 2004, before me personally appeared K. Michael Davis, Vice President, Accounting, Controller and Chief Accounting Officer of Florida Power & Light Company, a corporation under the laws of the State of Florida, to me known to be the person described in and who executed the foregoing instrument and acknowledged the execution thereof to be his free act and deed as such officer, for the uses and purposes therein mentioned; and that he affixed thereto the official seal of said corporation, and that said instrument is the act and deed of said corporation.

K. Michael Davis produced Florida Driver's License No. D120-513-46-467-0 as identification.

Witness my signature and official seal at Miami-Dade County in the State of Florida, the day and year last aforesaid.

/s/ Petra Nunez	Petra Nunez Commission #DD231919 Expires: Aug 30, 2007 Bonded Thru Atlantic Bonding Co., Inc.

State of Florida

County of Palm Beach SS.:SS:

I Hereby Certify, that on this 13th day of September, 2004, before me personally appeared Paul I. Cutler, Treasurer and Assistant Secretary of Florida Power & Light Company, a corporation under the laws of the State of Florida, to me known to be the person described in and who executed the foregoing instrument and acknowledged the execution thereof to be his free act and deed as such officer, for the uses and purposes therein mentioned; and that he affixed thereto the official seal of said corporation, and that said instrument is the act and deed of said corporation.

Paul I. Cutler produced Florida Driver's License No. D120-513-46-467-0 as identification.

Witness my signature and official seal at Juno Beach, in the County of Palm Beach, and State of Florida, the day and year last aforesaid.

/s/ Tracy Davis	Tracy Davis My Commission #DD 224156 Expires: June 19, 2007 Bonded Thru Notary Public Underwriters

State of New York

County of New York SS:

On the 10th day of September, in the year 2004, before me personally came Wanda Camacho, to me known, who, being by me duly sworn, did depose and say that she resides at 86 Sheldon Avenue, Tarrytown, NY 10591; that she is a Vice President of Deutsche Bank Trust Company Americas, one of the corporations described in and which executed the above instrument; that she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that she signed her name thereto by like order.

I Hereby Certify, that on this 10th day of September, 2004, before me personally appeared Wanda Camacho and Irina Golovashchuk, respectively, a Vice President and an Associate of Deutsche Bank Trust Company Americas, a corporation under the laws of the state of New York, to me known to be the persons described in and who executed the foregoing instrument and severally acknowledged the execution thereof to be their free act and deed as such officers, for the uses and purposes therein mentioned; and that they affixed thereto the official seal of said corporation, and that said instrument is the act and deed of said corporation.

Wanda Camacho and Irina Golovashchuk produced New York Driver's License No. 645 045 185 and New Jersey Driver's License No. G6294 36600 54724 as identification, respectively.

Witness my signature and official seal at New York, in the County of New York, and State of New York, the day and year last aforesaid.

/s/ Annie Jaghatspanyan

Annie Jaghatspanyan Notary Public, State of New York No. 01JA6062022 Qualified in New York County Commission Expires July 30, 2005

Schedule NH1
(8 pages)

EASEMENT

FPL ENERGY SEABROOK, LLC, a Delaware limited liability company with an address of 700 Universe Boulevard, Juno Beach, Florida 33408, owner of an 88.22889% interest as tenant in common of land and other rights conveyed by deed from North Atlantic Energy Corporation et al. recorded at Book 3875, Page 2205 of the Rockingham County Registry of Deeds (hereinafter "the Registry"), and owner of land and other rights conveyed by deed of North Atlantic Energy Corporation by deed recorded at Book 3875, Page 2231 of the Registry, for consideration paid, grants an easement to FLORIDA POWER & LIGHT COMPANY, a Florida corporation, with an address of 700 Universe Boulevard, Juno Beach, Florida 33408, for any and all purposes related to the ownership, operation, and maintenance of the equipment, facilities, and structures of the 345 KV Seabrook Substation, including but not limited to maintaining, operating, modifying, re-installing, and removing equipment and other improvements for an interconnection facility, including but not limited to foundations, fences, buses, capacitors, couplings, circuit breakers, conduits, manholes, lightning arresters, cabinets, instruments, transformers, batteries, switches, communication equipment, grates, and other structures, machinery, and apparatus used or useful for the interconnection facility (hereinafter "the Substation Equipment"), the location of which is as follows:

On land in Seabrook, Rockingham County, New Hampshire, more particularly described as follows:

The area known as the "Switchyard Area" on the parcel known as "Lot 1" to which reference is made below, which area is rectangular and approximately 25 feet northwesterly of the Administration Building, approximately 130 feet in length parallel to the building, and approximately 80 feet wide.

The area known as the "345KV Terminal Yard" or the "High Yard," which area is situated approximately 720 feet northwesterly from the above-described Switchyard Area, is partly on the above-referenced "Lot 1," and partly on the parcel known as "Lot 2" to which reference is made below, the location of which is shown as enclosed by a chain link fence on a plan entitled "AUR Areas Former Landfills, Seabrook Nuclear Power Station, Seabrook, New Hampshire," recorded as Plan D-29834 of the Registry.

The area between the above-described Switchyard Area and 345KV Terminal Yard, which area is approximately 30 feet wide, within which above-ground and below-ground conduit, lines, and connections connect the facilities in the two areas.

Subject to the conditions stated herein, together with the right to install, maintain, replace, operate, and remove overhead and underground power, data, and communications lines within the above-described easement areas; the right to park vehicles and store equipment and materials within the above-described easement areas; the right to clear, maintain, excavate, grade, fill, and otherwise improve the above-described easement areas; the right to enclose the above-described easement areas with fences; and the right, in common with others, of access by foot and vehicle over the grantor's roads and driveways at reasonable times and in reasonable locations, to and from the above-described easement areas, for the exercise of the rights granted hereby.

The easement rights granted herein are subject to all exclusion area, use, activity, and other restrictions of record and as may apply under local, state, or federal law. The restrictions include, but are not limited to, the Activities and Use Restriction described in the Notice of Activity and Use Restriction for Seabrook Station recorded at Book 3772, Page 2765 of the Registry, and as shown on above-referenced plan recorded as D-29834 at the Registry, which restrict, among other things, excavation within the 345KV Terminal Yard. The rights granted herein are further subject to the restrictions of an "exclusion area" as defined in the Nuclear Regulatory Commission regulations with respect to Seabrook Station, and to other controls and exclusions of persons and property pursuant to federal law and regulations including the Atomic Energy Act and Nuclear Regulatory Commission regulations.

The rights granted herein are further subject to such other security and safety requirements as may apply to Seabrook Station.

The rights and conditions stated herein are not intended to affect the rights of access and conditions thereon ("IOA Access Rights") set forth in Sections 6.1, 6.2 and 6.3 of the Interconnection and Operation Agreement between Florida Power and Light Company and FPL Energy Seabrook, LLC, dated September 1, 2003, ("IOA"). A further condition and reservation of this easement is application of such IOA Access Rights with respect to the owner of the easement rights granted herein and the owner of the real property on which the easement is granted (hereinafter the "Parties"), which shall run with the land, and are as follows (defined terms not otherwise defined herein are as defined in the IOA):

IOA Access Rights. The Parties shall have such other access rights, including right-of-way access, to such of their respective facilities (including but not limited to the 345 kV Substation, RTU, any terminal structures for transmission lines and any disconnect switches), properties and equipment as may be necessary to enable each Party to (i) maintain its facilities, properties and equipment in a manner consistent with Good Utility Practice and (ii) perform all of its obligations under the IOA or any agreements related to, contemplated by, or identified in the IOA. Such access shall be provided in accordance with and subject to applicable NRC Requirements & Commitments, and shall not unreasonably interfere with the ongoing business operations, rights and obligations of the Party providing access. Notwithstanding the foregoing, each Party, its Affiliates, and their employees, contractors, subcontractors and agents may gain access to the other Party's facilities for purposes associated with the ongoing business of the Party seeking access only upon prior notice and consent of the other Party and in compliance with applicable NRC Requirements & Commitments, and NEIL/NSO requirements provided such consent shall not be unreasonably withheld.

Scope of Access Rights. Subject to NRC Requirements & Commitments, the IOA Access Rights are intended to be permanent and shall not be revoked, nor shall either Party take any action that would impede, restrict, diminish, or terminate the rights of access or use granted by the IOA Access Rights, except that either Party may suspend or revoke the IOA Access Rights of any individual if such individual is unqualified or unfit to perform the services for which such individual seeks access to the other Party's facilities, properties and equipment or if such individual engages in acts of negligence or misconduct while on the other Party's site. Notwithstanding the foregoing, subject to NRC Requirements & Commitments (a) should either Party or its successor decide to permanently abandon the use of any IOA Access Rights or portion thereof such Party shall give the other Party written notice of its abandonment, shall remove its properties from the area to be abandoned, and shall cause a release of such IOA Access Rights or any portion thereof to be recorded in the appropriate registry of deeds; (b) the Parties may mutually agree to relocate or expand any or all of the IOA Access Rights locations, provided, however, that the Party requesting the relocation or expansion shall pay all reasonable costs and expenses associated therewith, and the Parties shall execute or obtain, in a form reasonably satisfactory to both Parties, all instruments necessary to establish the new IOA Access Rights location(s); and (c) the Parties may mutually agree in writing to modify or terminate any of the IOA Access Rights.

Additional IOA Access Rights. Subject to NRC Requirements & Commitments, the grantor and grantee shall grant to each other such additional access rights as each may grant under applicable law or regulation as are reasonably necessary for ownership, possession, maintenance, operation or repair of the respective party's equipment and facilities as long as such conveyances, easements or licenses (a) do not have a material adverse effect upon the other party's operations and (b) are consistent with the purpose of the IOA.

The location of this easement, and the description above, is intended to encompass all of the area in which the Substation Equipment is presently situated, which is on the following parcels: land known as the "First and Second Unit Site," as shown on a plan entitled "Subdivision Plan of Land, Properties, Inc. & Public Service Co. of N.H., Seabrook, N.H.," recorded as Plan D8560 of the Registry; land known as "Lot 1" as shown on the plan entitled "Property Survey Seabrook Nuclear Power Station, Seabrook, Hampton Falls & Hampton, New Hampshire" recorded as Plan D-30241 of the Registry; and land known as "Lot 2" as shown on the plan entitled "Subdivision Plan of Land, Properties, Inc. & Public Service Co. of N.H., Seabrook, N.H.," recorded as Plan D8560 of the Registry.

Further subject to rights, conditions, and other matters described in the above-referenced deeds at Book 3875, Page 2205, and Book 3875, Page 2231 of the Registry.

FPL Energy Seabrook LLC

June 1, 2004	CHARLES S. SCHULTZ

Dated	By:	Charles S. Schultz
	Its	Secretary
Duly Authorized

DEED OF TRANSFER

FPL ENERGY SEABROOK, LLC, a Delaware limited liability company with an address of 700 Universe Boulevard, Juno Beach, Florida 33408, owner of an 88.22889% interest as tenant in common of land, improvements, and other rights conveyed by deed from North Atlantic Energy Corporation et al. recorded at Book 3875, Page 2205 of the Rockingham County Registry of Deeds (hereinafter "the Registry"), and owner of land, improvements, and other rights conveyed by deed of North Atlantic Energy Corporation by deed recorded at Book 3875, Page 2231 of the Registry, for consideration paid, conveys all of its rights, title, and interest to FLORIDA POWER & LIGHT COMPANY, a Florida corporation, with an address of 700 Universe Boulevard, Juno Beach, Florida 33408, certain fixtures located on the land described in the above-referenced deeds, off Lafayette Road in Seabrook, Rockingham County, New Hampshire, which fixtures are more particularly described in Schedule A attached hereto.

FPL Energy Seabrook LLC

June 1, 2004	CHARLES S. SCHULTZ

Dated	By:	Charles S. Schultz
	Its	Secretary
Duly Authorized

SCHEDULE A

TO DEED OF TRANSFER

FPL ENERGY SEABROOK, LLC, to FLORIDA POWER & LIGHT COMPANY

Quantity	Asset ID	Description
307	1,683,361	345 KV duct - 11 conducts, complete run of underground duct including concrete, forms and rebar
377	1,683,362	345 KV Duct - 18 conducts. Complete run of underground duct including concrete, rebar, forms and duct
45	1,683,364	345 KV Duct - 2 conduits, complete run of underground duct including forms, rebar, concrete and duct
1,266	1,683,366	345 KV duct - 4 conduit - complete run of underground duct including concrete, rebar and forms
82	1,683,359	345 KV duct - 4 conduits, complete run of underground duct including concrete, forms and rebar
424	1,683,358	345 KV duct - 6 conduit - complete run of underground duct including concrete, rebar, forms and duct
207	1,683,360	345 KV duct - 7 conduits, complete run of underground duct including concrete, forms and rebar.
329	1,683,363	345kv duct - 1 conduit, complete run of underground duct including forms, rebar, concrete and duct
154	1,683,365	345kv duct - 3 conduits - complete run of underground duct including forms, rebar, concrete and duct.
89	1,683,357	Conduit - size 1 inch, type rigid, 345kv includes supports, small and large boxes and box supports.
1	1,683,374	345 KV manholes - (w79, w90, w78, w80) volume 651 cubic ft. Grouping range 560 - 659 cubic ft. Complete underground manhole includes forms, rebar, concrete
1	1,683,376	345kv manhole - (w81,w91) Total volume 1,536 cubic feet. Complete underground manhole including forms, rebar, concrete, embeds and ladder.
2	1,683,377	345kv manholes - w82, w92 total volume 1,536 cubic ft. complete underground manhole including concrete, rebar, forms, embeds and ladder.
10	1,683,375	345kv manholes - w94, w84, w85, w95, w86, w96, w87, w97, w88, w98 - volume 234 cubic ft per manhole - complete manhole includes forms, rebar and concrete
2,241	1,683,385	345 kv foundation - includes all rock prep, backfill, forms, rebar, concrete and embeds
362	1,683,382	Foundations for GSU Transformers includes form work, rebar, concrete and embedments
1,031	1,683,384	SF6 bus foundations - complete including all forms, rebar, concrete, embeds and backfill
119	1,683,386	Spare main transformer foundation - includes all forms, rebar, concrete and embeds
1	1,683,390	Transmission structure for Newington line - includes cables, arrestors, steel and anchor bolts
1	1,683,392	Transmission structure for Skobie Line - includes cables, arrestors, steel, anchor bolts etc.
1	1,683,391	Transmission Structure for the Tewksbury line - includes cables, arrestors, steel and anchor bolts